Exhibit 99.1

APOGEE TECHNOLOGY, INC.

Edited Minutes of the Board of Directors’ Meeting
Held on June 4, 2010
Via Telephonic Call

A telephonic meeting of the Board of Directors of Apogee Technology, Inc. (the “Corporation”) was held on Friday June 4, 2010 at 3:30 PM.

1.
Reviewed arrangement to provide TYJO Corporation Money Purchase Pension Plan 50,000 shares of Apogee common stock at $1 per share with 50% warrant coverage in exchange for $50,000 cash.  After discussion, upon motion duly made and seconded, they were unanimously

RESOLVED

That the arrangement with TYJO Corporation be ratified in the form circulated to the members of the Board of Directors.

2.
Review and ratify arrangement converting Robert Schacter various loans totaling$585,000 into 585,000 shares of Apogee common stock.  After discussion, upon motion duly made and seconded, they were unanimously

RESOLVED

That the arrangement converting Robert Schacter various loans totaling$585,000 into 585,000 shares of Apogee common stock be ratified in the form circulated to the members of the Board of Directors.

3.
Review and ratify arrangement providing 151,750 additional warrants to Robert Schacter for extending his various loans past their original due dates.  After discussion, upon motion duly made and seconded, they were unanimously

RESOLVED

That the arrangement providing 151,750 additional warrants to Robert Schacter for extending his various loans past their original due dates be ratified in the form circulated to the members of the Board of Directors.